Exhibit 99.2

UNITED STATES DISTRICT COURT

DISTRICT OF CONNECTICUT

IN RE THE LOVESAC COMPANY DERIVATIVE LITIGATION	Lead Case No. 3:24-cv-01260-VAB

This Document Relates to: ALL ACTIONS	SUMMARY NOTICE OF PROPOSED SETTLEMENT OF SHAREHOLDER DERIVATIVE ACTION

TO:	ALL PERSONS OR ENTITIES WHO HOLD OR BENEFICIALLY OWN COMMON STOCK OF THE LOVESAC COMPANY AS OF MAY 19, 2025 (“SECURITIES HOLDERS”).

PLEASE READ THIS NOTICE CAREFULLY AND COMPLETELY BECAUSE YOUR RIGHTS MIGHT BE AFFECTED BY THIS LAWSUIT.

YOU ARE HEREBY NOTIFIED that the parties to the above-caption consolidated shareholder derivative action (the “Derivative Action”) have reached an agreement to settle the Derivative Action on the terms set out in the Stipulation of Settlement dated May 19, 2025 (“Stipulation of Settlement” and, with its exhibits, the “Settlement Agreement”). The agreement is subject to approval by the United States District Court for the District of Connecticut (the “Court”).

The Derivative Action asserts claims against the Defendants1 for breach of fiduciary duty and other violations of law in connection with, inter alia, Lovesac’s restatement of certain of its financial statements, its admission of weaknesses in certain internal controls, and the publication of allegedly false or misleading statements about the company’s financial results. This Action is different from the separate securities class action because the securities class action seeks relief for certain shareholders who bought Lovesac stock, while this Action seeks relief for Lovesac itself.

Defendants deny all claims that Plaintiffs have asserted and deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions that were or could have been alleged in the Derivative Action. Nevertheless, Defendants have concluded that it is desirable for all concerned that the Derivative Action be fully and finally settled in the manner and upon the terms and conditions set forth in the Settlement Agreement.

Under the proposed Settlement, Lovesac agrees to implement and maintain certain corporate governance reforms outlined in Exhibit F to the Settlement Agreement (the “Reforms”). Lovesac will maintain the Reforms for at least four years, subject to certain conditions in the Settlement Agreement. The Settling Parties agree that Plaintiffs’ efforts, demands, and actions were substantial and material factors in Lovesac’s agreement to implement and maintain the Reforms and that the Reforms confer a substantial benefit on Lovesac and its shareholders.

[1]	All capitalized terms not otherwise defined here have the definitions as set forth in the Settlement Agreement.

Lovesac also agrees to pay or cause its insurers to pay attorneys’ fees and expenses to Plaintiffs’ Co-Lead Counsel in the total amount of $335,000 (the “Attorneys’ Fees and Expenses Award”), subject to the Court’s approval. As part of the Settlement, Plaintiffs will each receive a Service Award of $2,500, to be paid out of the Attorneys’ Fees and Expenses Award, again subject to the Court’s approval.

On October 1, 2025, at 10:00 a.m., the Honorable Victor A. Bolden, United States District Judge for the District of Connecticut, will hold a hearing (the “Fairness Hearing”) at the United States District Court, 141 Church Street, New Haven, CT 06510, in Courtroom 2, to determine whether to approve the proposed Settlement as fair, reasonable, and adequate and whether to approve the proposed Attorneys’ Fees and Expenses Award. The Court might change the date or format of the hearing and could decide to hold it by videoconference or telephone. Please check the Court’s website for any updates if you plan to attend the hearing.

Because the Derivative Action is not a class action, no Securities Holder is entitled to receive any individual compensation from the Settlement (except as provided in connection with the Service Award to Plaintiffs).

This Summary Notice provides only a summary of certain provisions of the Settlement Agreement. It is not a complete statement of the events underlying the Derivative Action or the terms of the Settlement. This Summary Notice should be read in conjunction with, and is qualified by reference to, the full text of the Settlement Agreement, including the full Notice. For additional information about the claims in the Derivative Action and the terms of the proposed Settlement, you may inspect the Settlement Agreement and other papers at the Clerk’s office at the Court during regular business hours or through the Court’s electronic filing system. The Settlement Agreement is also posted on the Investor Relations page of Lovesac’s website, https://investor.lovesac.com. You can obtain additional information about the Settlement and the Settlement Agreement by contacting Plaintiffs’ Co-Lead Counsel: Vincent A. Licata at Rigrodsky Law, P.A., 825 East Gate Boulevard, Suite 300, Garden City, NY 11530, Telephone: (516) 683- 3516, or Timothy Brown at The Brown Law Firm, P.C., 767 Third Avenue, Suite 2501, New York, NY 10017, Telephone: (516) 922-5427.

You may enter an appearance before the Court, at your own expense, individually or through counsel of your choice, but you are not required to do so. If you want to object to any aspect of the Settlement at or before the Fairness Hearing, you must be a Securities Holder and you must comply with the procedures for objecting as set forth in the Settlement Agreement and the full Notice. Any objection to the Settlement must be filed with the Clerk of Court and received by Co-Lead Counsel and Defendants’ Counsel no later than September 5, 2025, in accordance with the procedures set forth in the Settlement Agreement. Any notices of appearance by you or your personal counsel must also be filed and received by July 16, 2025.

Any Securities Holder who fails to object in accordance with those procedures will be bound by the Order and Final Judgment if the Court grants final approval to the Settlement and the release of claims, will be deemed to have waived the right to object (including the right to appeal), and will be forever barred, in this or any other proceeding, from raising such objections.

PLEASE DO NOT CALL THE COURT OR DEFENDANTS WITH QUESTIONS ABOUT THE SETTLEMENT.